Exhibit 10.4

AMENDMENT No. 1

TO THE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement, dated February 15, 2015 (the “Agreement”), is made and entered into by and between Actelis Networks, Inc., a Delaware corporation (the “Company”), and Tuvia Barlev, an individual (“CEO” or “You”), and is effective as of April 1, 2023. Each of the Company and CEO is a “Party” to this Amendment and the Company and CEO, collectively referred to as the “Parties” hereto.

RECITALS

WHEREAS, the Company and the CEO desire to amend the Agreement with respect to the CEO’s employment in the Company, as set forth hereunder;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved the amendments hereunder, on March 22, 2023.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2. Compensation. Your base salary will be at the annual rate of $330,000, less payroll deductions and all required withholdings (“Base Salary”). You will be paid semi-monthly and you will be eligible for the standard Company benefits. You will be entitled to three (3) weeks of vacation per year. By the end of each calendar year, a discussion between you and the Board will take place regarding your next years’ compensation including the company objectives from which your variable compensation will be calculated (“MBO”).”

2.	Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3. Variable Compensation - MBO. You will be eligible to receive additional compensation upon the Company’s achievement of various financial and/or other goals established by the Board. All MBO compensation will be subject to applicable withholding and taxes.”

3.	Section 10(i) of the Agreement is hereby deleted in its entirety, and replaced with the:

“10. Severance.

If the Company terminates your employment other than for “Cause” (as defined herein), death or disability (as defined in Section 22E(3) of the Internal Revenue Code (“Disability”) or your employment with the Company terminates due to a voluntary termination for “Good Reason”, then, subject to your execution, delivery and non-revocation of a separation agreement and general release in a form acceptable to the Company, and not breaching the terms of Sections 6 and 7 hereof, then:

(i)	following the employment termination date (the “Termination Date”), you shall receive continued payments of your then-existing Base Salary for a period of: nine (9) months less applicable withholding, in accordance with the Company’s standard payroll practices.

(ii)

In the event that the Company agrees with you that you will remain employed with the Company for a transition period following delivery of notice of termination, including for the purpose of ensuring a smooth transition of the CEO duties to your successor, you will be entitled to base salary, benefits, and any variable compensation earned during such transition period; and

(iii)	if, following the Termination Date, you timely elect continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your dependents, within the time period prescribed by COBRA, the Company will reimburse you for the COBRA premiums for such coverage for 9 months from the Termination Date or such earlier date if you no longer constitute a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code).

(iv)

For the avoidance of doubt, in the event that the company agrees with you on effecting item (ii) -  and putting in effect a transition plan for a successor CEO -  all 9 months of termination and cobra payments to you as per items (i) and (iii) will take place following the end of the transition period agreed per item (ii), and in addition to any payments paid to you during such transition.

For purposes of this agreement, “Cause” shall mean (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment, (ii) your gross negligence or willful misconduct and which results or, in the Board’s determination, is likely to result in material injury to the Company, (iii) your act of theft, embezzlement, fraud or malfeasance in connection with the performance of your duties to the Company; (iv) willful failure to perform your duties or repeated failure to follow the lawful directives of the Board (other than as a result of death or Disability); (v) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude, or (vi) your material breach of any of the provisions or covenants of this Agreement or a material policy of the Company, including the Company’s policies against employment discrimination or harassment, which remain uncured (if curable) after thirty (30) days’ notice.

For purposes of this agreement, “Good Reason” shall mean your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of any of the following without your express consent: (i) a material reduction of your duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, or your assignment of such materially reduced duties, authority or responsibilities or (ii) a material reduction by the Company in your compensation in effect immediately prior to such reduction unless such reduction is made in conjunction with a general reduction in payments to all the employees of the Company or (iii) if the Board resolves that you are required to make a material geographic relocation of your home and family location from your then present home and family location and you do not agree to such relocation. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 15 days following the date of such notice.

In the event that you terminate your employment voluntarily other than for Good Reason or you are involuntarily terminated by the Company for Cause, whether or not such termination is before, on, or following a Change in Control, then all payments of compensation by the Company to you hereunder shall immediately terminate (except as to amounts already earned). Upon your death or Disability during your employment with the Company, then your employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned). In the event of your death or Disability, you or your estate will be eligible to receive any earned, pro-rated variable compensationwhich are calculated and paid at year-end.”

4.	Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective on the date set forth above.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”
ACTELIS NETWORKS, INC.

/s/ Yoav Efron
Signature

Yoav Efron
Print Name

Chief Financial Officer
Title

CEO

/s/ Tuvia Barlev
Signature

Tuvia Barlev
Print Name